Exhibit 10.15

Royal Bank of Canada Park Place-Suite 2100 666 Burrard Street Vancouver, B.C. V6C 3B1 Fax: (604) 665-6465

Glen Barisoff Vice President, Corporate Banking Tel: (604) 257-7620 e-mail: glen.barisoff@rbccm.com
April 11, 2007
Private and Confidential
Lululemon Athletica, Inc.
1945 McLean Drive
Vancouver, British Columbia, V5N 3J7
Attention:       John Currie, Chief Financial Officer
Dear Sirs:
We are pleased to offer the credit facilities described below (the “Credit Facilities”), subject to the following terms and conditions. This agreement supersedes and cancels our letter agreement dated July 2004 as amended by a letter agreements dated September 21, 2004, October 15, 2004, June 14, 2005 and November 29, 2005 (the “Cancelled Credit Facility”). In addition, any amount owing by the Borrower to the Bank under the Cancelled Credit Facility is deemed to be a Borrowing under Facility 1.
DEFINITIONS AND SCHEDULES
The attached schedules are incorporated into this agreement by reference. Schedule “A” contains definitions of capitalized terms used and not otherwise defined in this agreement. Unless otherwise provided, all dollar amounts are in Canadian currency and accounting terms are to be interpreted in accordance with GAAP.
BORROWER
Lululemon Athletica, Inc. (the “Borrower”)
LENDER
Royal Bank of Canada (the “Bank”)
CREDIT FACILITIES

Facility (1):	$20,000,000 uncommitted demand revolving facility, by way of:

(a)	RBP based loans (“RBP Loans”);

(b)	RBUSBR based loans in US currency (“RBUSBR Loans”);

(c)	Bankers’ Acceptances (“BAs”);

(d)	Libor based loans in US currency Eurocurrency (“Libor Loans”);

(e)	Letters of Credit in Canadian currency or US currency (“LCs”);

(f)	Letters of Guarantee in Canadian currency or US currency (“LGs”).
Each use of the Credit Facilities is a “Borrowing” and all such usages outstanding at any time are “Borrowings”. Schedule “B” contains notice provisions applicable to Borrowings that must be complied with. Schedule “C” contains terms and conditions applicable to Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans which must be complied with.

Lululemon Athletica, Inc.	2	April 11, 2007
FEF CONTRACTS
At the Borrower’s request the Bank may enter into Foreign Exchange Forward Contracts (“FEF Contracts”) with the Borrower from time to time with maximum terms of one year. The Bank makes no commitment to enter into any FEF Contract and may at any time in its sole discretion decline to enter into any FEF Contract. FEF Contracts will be governed by the terms and conditions set forth in the FEF Contracts Schedule attached as Schedule D hereto.
TERMS OF OTHER FACILITIES
The Credit Facilities are in addition to the following:
(a)	a lease line of credit in an aggregate principal amount of $2,500,000, having a maximum sixty (60) month term, which facility is governed by separate agreements between the Borrower and the Bank; and

(b)	corporate VISA to a maximum amount of $250,000 which is governed by separate agreements between the Borrower and the Bank.
PURPOSE
Facility (1)
General operating purposes, including the acquisition of franchisee operations.
AVAILABILITY
Facility (1)
The Borrower may borrow, convert, repay and reborrow up to the amount of this revolving facility.
REPAYMENT
Facility (1)
Borrowings under this facility are expected to revolve with operating requirements.
Notwithstanding compliance with the covenants and all other terms and conditions of this agreement, and regardless of the maturities of any outstanding instruments or contracts, Borrowings under this facility are repayable on demand and the Bank may terminate this facility at any time, without notice or demand.
Upon demand or termination, the Borrower shall pay to the Bank all Borrowings outstanding under this facility including, without limitation, an amount equal to the aggregate of the face amounts of all BAs, LCs and LGs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower’s obligations to the Bank in respect of such instruments or contracts. The Bank may enforce its rights to realize upon its security and retain an amount sufficient to secure the Bank for the Borrower’s obligations to the Bank in respect of such instruments or contracts.

Lululemon Athletica, Inc.	3	April 11, 2007
INTEREST RATES AND FEES

Facility (1)

RBP Loans:	RBP plus ZERO % per annum.

RBUSBR Loans:	RBUSBR plus ZERO % per annum.

BAs:	BA’s plus Acceptance fee of 1.125% per annum

Libor Loans:	Libor plus 1.125% per annum.

LCs:	1.125% annual fee

LGs:	1.125% annual fee subject to a minimum fee of $100 in the currency of issue (where in Canadian currency or US currency) and $100 in Canadian currency where issued in any other approved currency.

Annual Review Fee:	0.10% if the average quarterly drawn balance is less than 33%, 0.05% fee if the average quarterly drawn balance = >33% and <50% (payable quarterly in arrears).
Arrangement Fee
An arrangement fee of $30,000 is payable by the Borrower upon acceptance of this agreement. This fee is non-refundable and is deemed to be earned by the Bank upon acceptance of this agreement, to compensate for time, effort and expense incurred by the Bank in approving these facilities.
CALCULATION AND PAYMENT OF INTEREST AND FEES
RBP Loans and RBUSBR Loans
The Borrower shall pay interest on each RBP Loan and RBUSBR Loans monthly in arrears, on the 26th day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. Interest on RBUSBR Loans shall be paid in US currency.
LC Fees
The Borrower shall pay an LC fee on the date of any payment made by the Bank pursuant to a drawing under any LC calculated on the amount drawn, based upon the number of days the LC was outstanding and a year of 365 days. If the total amount available under any LC has not been drawn prior to the expiry of such LC, the Borrower shall pay an LC fee calculated on the undrawn portion of such LC on the expiry date thereof, based upon the number of days the LC was outstanding and a year of 365 days.
LG Fees
The Borrower shall pay an LG fee on the date of issuance of any LG calculated on the face amount of the LG issued and based on the number of days in the term thereof and a year of 365 days.

Lululemon Athletica, Inc.	4	April 11, 2007
BAs
The Borrower shall pay an acceptance fee in advance on the date of issue of each BA at the applicable rate provided for in this agreement. Acceptance fees shall be calculated on the face amount of the BA issued and based upon the number of days in the term thereof and a year of 365 days.
Libor Loans
The Borrower shall pay interest on each Libor Loan, on each Libor Interest Date, calculated in arrears. Such interest will accrue daily on the basis of the actual number of days elapsed and a year of 360 days.
Limit on Interest
The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this agreement in excess of what is permitted by law.
Overdue Payments
Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US currency, RBUSBR plus 5% per annum.
Equivalent Yearly Rates
The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365 or, in the case of Libor Loans, divided by 360.
Time and Place of Payment
Amounts payable by the Borrower hereunder shall be paid at the Branch of Account in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this agreement are payable both before and after any or all of default, maturity date, demand and judgement.
EXCHANGE RATE FLUCTUATIONS
If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.
INCREASED COSTS
The Borrower shall reimburse the Bank for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Credit Facilities imposed by any applicable law or the interpretation thereof.
EVIDENCE OF INDEBTEDNESS
The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement. The Bank

Lululemon Athletica, Inc.	5	April 11, 2007
shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Bank under this agreement.
The Bank’s accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.
The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable by the Borrower to the Bank pursuant to this agreement.
GENERAL ACCOUNTS
The Borrower shall establish current accounts with the Bank in each of Canadian currency and US currency (each a “General Account”) for the conduct of the Borrower’s day to day banking business. If the balance in a General Account:
(a)	is a credit, the Bank may apply, at any time in its discretion, the amount of such credit or part thereof, rounded to the nearest dollar in Canadian currency or US currency, as applicable, as a repayment of Borrowings outstanding by way of RBP Loans or RBUSBR Loans, as applicable, under Facility (1), or

(b)	is a debit, the Bank may, subject to availability, make available a Borrowing by way of an RBP Loan or RBUSBR Loans, as applicable, under Facility (1) in an amount, rounded to the nearest dollar in Canadian currency or US currency, as applicable, as is required to place the General Account at not less than a zero balance.
CONDITIONS PRECEDENT
The availability of any Borrowing is conditional upon the receipt of:
(a)	a duly executed copy of this agreement;

(b)	the security provided for herein, in form and substance satisfactory to the Bank, registered as required to perfect and maintain the security created thereby and such certificates, authorizations, resolutions, priority agreements and legal opinions as the Bank may reasonably require (including opinions as to corporate matters with respect to this agreement and the Security to which the Borrower is a party, to be provided by the Borrower’s solicitor and an opinion as to corporate matters, this agreement and the Security to which the Guarantors are party, and including enforceability with respect to the guarantees to be given by the Guarantors);

(c)	receipt by the Bank of copies of documents evidencing corporate existence and authority of the Borrower and corporate authorizations, resolutions and other documents; and

(d)	such financial and other information or documents relating to the Borrower and the Guarantor as the Bank may reasonably require.

Lululemon Athletica, Inc.	6	April 11, 2007
SECURITY
Security for the Borrowings and all other obligations of the Borrower to the Bank shall include:
(a)	General security agreement signed by the Borrower constituting a first ranking security interest in all personal property of the Borrower, including without limitation an assignment and security interest in all intellectual property, including trademarks, owned by the Borrower;

(b)	Movable hypothec in the amount of $30,000,000 made by the Borrower in favour of the Bank constituting a hypothec on all of the personal property of the Borrower, including without limitation an assignment and security interest in all intellectual property, including trademarks, owned by the Borrower;

(c)	Guarantee and postponement of claim in the amount of $20,000,000 signed by Lululemon Athletica USA, Inc.;

(d)	Guarantee and postponement of claim in the amount of $20,000,000 signed by Lululemon FC USA, Inc.
REPRESENTATIONS AND WARRANTIES
The Borrower and each of the Guarantors represent and warrant to the Bank that:
(a)	all representations and warranties are made as of the date of execution of this agreement and shall surviving all Borrowings and each of the representations and warranties are deemed to be repeated by each of them as at the time of each Borrowing hereunder;

(b)	the Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of British Columbia and duly registered or qualified to carry on business in each of the Provinces of Ontario and Quebec;

(c)	the Guarantor, Lululemon Athletica USA, Inc. is a corporation duly incorporated, validly existing and in good standing in the State of Nevada;

(d)	the Guarantor, Lululemon FC USA, Inc., is a corporation duly incorporated, validly existing and in good standing in the State of Nevada;

(e)	the execution, delivery and performance by it of this agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which the Borrower or either of the Guarantors is a party or by which any of them are bound;

(f)	its most recent consolidated financial statements provided to the Bank fairly present the financial position of the Borrower and each of the Guarantors as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no material adverse change in the resepctive business or financial conditions of the Borrower or either of the Guarantors;

(g)	there is no claim, action, prosecution or other proceeding of any kind pending or threatened against the Borrower or either of the Guaratnors or any of the respective

Lululemon Athletica, Inc.	7	April 11, 2007
assets or properties of each of them before any court or administrative agency which relates to any non-compliance with any Environmental Law or any Release from its lands of a Contaminant into the natural environment or which, if adversely determined, might have a material adverse effect upon the financial condition or operations of the Borrower or either of the Guarantors, or their ability to perform their respective obligations under this agreement or any of the Bank’s security, and there are no circumstances of which any of them are aware which might give rise to any such proceeding which have not been fully disclosed to the Bank;

(h)	the Borrower and each of the Guarantors has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than as may be provided for herein;

(i)	the Borrower and each of the Guarantors is in compliance in all material respects with all Applicable Laws including, without limitation, all Environmental Laws;

(j)	the Borrower and each of the Guarantors possesses all licenses, patents, trade marks, service marks and copyrights, free from material restrictions, that are necessary for the ownership, maintenance and operation of their respective assets and businesses and neither the Borrower nor either of the Guaratnors is in violation of any rights of others with respect to any of the foregoing;

(k)	the Borrower and each of the Guarantors has filed all material tax returns which were required to be filed by it, paid or made provision for payment of all taxes and Potential Prior-Ranking Claims (including interest and penalties) which are due and payable, and provided adequate reserves for payment of any tax, the payment of which is being contested;

(l)	no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of Default a breach of any covenant or other term or condition of this agreement or any security agreement given in connection therewith.
REPORTING COVENANTS
The Borrower covenants and agrees with the Bank, while this agreement is in effect, to provide the Bank with:
(a)	quarterly unaudited combined financial statements with respect to the Borrower and the Guarantors within 45 days of each fiscal quarter end. Combined statements to include a listing of all adjusting entries performed during combination;

(b)	annual audited combined financial statements for the Borrower and the Guarantors within 120 days of each fiscal year end. The combined financial statements to include a listing of all adjusting entries performed during the fiscal period;

(c)	annual business plan, including a forecast, income statement, balance sheet and cash flow statement and capex plan, to be prepared on a monthly basis for the next following fiscal year for the Borrower and the Guarantors on a combined basis within 60 days of each fiscal year end; and

(d)	such other financial and operating statements and reports as and when the Bank may reasonably require.

Lululemon Athletica, Inc.	8	April 11, 2007
GENERAL COVENANTS
The Borrower and each the Guarantors covenants and agrees with the Bank, while this agreement is in effect:
(a)	to pay all sums of money when due by it under this agreement;

(b)	to provide the Bank with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default; a breach of any covenant or other term or condition of this agreement or any security agreement given in connection therewith;

(c)	to give the Bank 30 days prior written notice of any intended Change in Control of the Borrower or either of the Guarantors and not to consent to or facilitate a Change in Control of the Borrower or either of the Guarantors without the prior written consent of the Bank;

(d)	to keep the assets of the Borrower and each of the Guarantors fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets;

(e)	if the Borrower owns any commercial buildings located in Metropolitan Vancouver, Lower Fraser Valley, Metropolitan Victoria or Saanich Peninsula, then, in addition to (d) above, the Borrower shall insure and keep fully insured such commercial buildings against risk of earthquake;

(f)	to file all material tax returns which are to be filed by it from time to time, to pay or make provision for payment of all taxes (including interest and penalties) and Potential Prior-Ranking Claims when due, and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

(g)	to comply in all material respects with all Applicable Laws including, without limitation, all Environmental Laws;

(h)	not to, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of the properties, assets or other rights of the Borrower or either of the Guarantors;

(i)	not to, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Borrower or either of the Guarantors, other than in the ordinary course of business and on commercially reasonable terms;

(j)	not to, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the payment of any monies or performance of any obligations by any other Person, except as may be provided for herein;

(k)	not to, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;

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(l)	to provide the Bank with prompt written notice of any non-compliance by the Borrower with any Environmental Laws or any Release from the land of the Borrower of a Contaminant into the natural environment and to indemnify and save harmless the Bank from all liability of loss as a result of an Environmental Activity or any non-compliance with any Environmental Law;

(m)	to permit the Bank or its representatives, from time to time, to visit and inspect the Borrower’s premises, properties and assets and examine and obtain copies of the Borrower’s records or other information and discuss the Borrower’s affairs with the auditors, counsel and other professional advisers of the Borrower.
Nothing contained in the foregoing Covenants sections shall limit any right of the Bank under this agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this agreement.
SUCCESSORS AND ASSIGNS
This agreement shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns.
The Bank may assign all or part of its rights and obligations under this agreement to any Person. The rights and obligations of the Borrower under this agreement may not be assigned without the prior written consent of the Bank.
The Bank may disclose to potential or actual assignees confidential information regarding the Borrower (including, any such information provided by the Borrower to the Bank) and shall not be liable for any such disclosure.
GENERAL
Expenses
The Borrower agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with the preparation, negotiation and documentation of this agreement and the security provided for herein and the operation or enforcement of this agreement and the security provided for herein.
Review
The Bank may conduct periodic reviews of the affairs of the Borrower, as and when determined by the Bank, for the purpose of evaluating the financial condition of the Borrower. The Borrower shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.
Potential Prior-Ranking Claims
The Borrower hereby grants its consent (such grant to remain in force as long as this agreement is in effect or any Borrowings are outstanding) to any Person having information relating to any Potential Prior-Ranking Claim arising by any law, statute, regulation or otherwise and including, without limitation, claims by or on behalf of government to release such information to the Bank at any time upon its written request for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

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Set off
The Bank is authorized, but not obligated, at any time, to apply any credit balance, whether or not then due, to which the Borrower is entitled on any account in any currency at any branch or office of the Bank in or towards satisfaction of the obligations of the Borrower due to the Bank under this agreement. The Bank is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.
Non-Merger
The provisions of this agreement shall not merge with any security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.
Amendments and Waivers
No amendment or waiver of any provision of this agreement will be effective unless it is in writing signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any security document shall operate as a waiver thereof.
Severability
If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this agreement.
Life Insurance Options
The Borrower acknowledges that Borrowings are not insured under the Bank’s Business Loan Insurance Program.
Judgement Currency
If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgement Currency”) any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose “rate of exchange” means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.
In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this agreement.
Governing Law
This agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and of Canada applicable therein.

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Whole Agreement
This agreement, the security and any other written agreement delivered pursuant to or referred to in this agreement constitute the whole and entire agreement between the parties in respect of the Credit Facilities. There are no verbal agreements, undertakings or representations in connection with the Credit Facilities.
Joint and Several
Where more than one Person is liable as Borrower or Guarantor for any obligation under this agreement, then the liability of each such Person for such obligation is joint and several with each other such Person.
Time
Time shall be of the essence in all provisions of this agreement.
Acceptance
This offer is open for acceptance until April 30, 2007 after which date it will be null and void, unless extended in writing by the Bank.
Please confirm your acceptance of this agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.
Yours truly,
Royal Bank of Canada

Lululemon Athletica, Inc.	12	April 11, 2007

We acknowledge and accept the foregoing terms and conditions as of April 23rd, 2007.

LULULEMON ATHLETICA, INC.

By:	/s/ John Currie

Name:	John Currie
Title:	Chief Financial Officer

By:

Name:

Title:

I/We have authority to bind the corporation.

We acknowledge and confirm our agreement with the foregoing terms and conditions, as Guarantor, as of April 23rd, 2007.		We acknowledge and confirm our agreement with the foregoing terms and conditions, as Guarantor, as of April 23rd, 2007.

LULULEMON ATHLETICA USA, INC.		LULULEMON FC USA, INC.
a Nevada corporation		a Nevada corporation

By:	/s/ John Currie	By:	/s/ Dennis Wilson

Name:	John Currie	Name:	Dennis Wilson
Title:	Chief Financial Officer	Title:	Director

By:		By:

Name:		Name:

Title:		Title:

I/We have authority to bind the corporation.		I/We have authority to bind the corporation.

Schedule “A” to the agreement dated April 11, 2007, between Lululemon Athletica, Inc., as Borrower, and Royal Bank of Canada, as the Bank.
Definitions
For the purpose of this agreement, the following terms and phrases shall have the following meanings:
“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future applicable Laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;
“Bankers’ Acceptance” or “BA” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Bank by, and payable to the order of, the Borrower which have been accepted by the Bank;
“Branch of Account” means the branch of the Bank at which the Borrower’s accounts are maintained. As at the date of this agreement, the “Branch of Account” is the Bank’s branch at 1025 West Georgia Street, Vancouver, B.C., V6E 3N9;
“Business Day” means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of the Branch of Account and, when used in connection with a Libor Loan, means, in addition to the foregoing, a day on which dealings in US currency deposits by and between leading banks in the London Interbank Market may be concluded;
“Change in Control” means the acquisition by any Person, or group of Persons acting jointly or in concert, of beneficial ownership of 50% plus one share or more of the issued and outstanding shares of the capital stock of the Borrower or either of the Guarantors having the right to vote for the election of directors of under ordinary circumstances;
“Contaminant” includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;
“Environmental Activity” means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;
“Environmental Laws” means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;
“Equivalent Amount” means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with normal banking procedures;

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“Eurocurrency” means US Dollars, Sterling, Deutsche Marks, Swiss Francs, Japanese Yen or any other currency which is freely convertible on the London Interbank Market;
“GAAP” means, generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;
“Guarantors” means Lululemon Athletica USA, Inc. and Lululemon FC USA, Inc., each of which is a Nevada corporation, and “Guarantor” means either of them;
“Interest Determination Date” means, with respect to a Libor Loan, the date which is 2 Business Days before the first day of the Libor Interest Period applicable to such Libor Loan;
“Letter of Credit” or “LC” means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;
“Letter of Guarantee” or “LG” means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party;
“Libor” means, with respect to each Libor Interest Period applicable to a Libor Loan, the annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of one sixteenth of one percent (1/16th%)), at which the Bank, in accordance with its normal practice, would be prepared to offer deposits to leading banks in the London Interbank Market for delivery on the first day of each of such Libor Interest Period, for a period equal to each such Libor Interest Period, such deposits being in US currency (or other agreed upon Eurocurrency specified herein) of comparable amounts to be outstanding during such Libor Interest Period, at or about 10:00 a.m. (Toronto time) on the Interest Determination Date;
“Libor Interest Date” means with respect to any Libor Loan, the last day of each Libor Interest Period and, if the Borrower selects a Libor Interest Period for a period longer than 3 months, the Libor Interest Date shall be the date falling every 3 months after the beginning of such Libor Interest Period as well as the last day of such Libor Interest Period;
“Libor Interest Period” means, with respect to any Libor Loan, the initial period (subject to availability) of approximately 1 month (or longer whole multiples of 1 month to and including 6 months as selected by the Borrower and notified to the Bank by written notice) or such shorter or longer period as the Bank in its sole discretion shall make available commencing on the date on which such Libor Loan is made or another method of Borrowing is converted to a Libor Loan, as the case may be, and thereafter, while such Libor Loan is outstanding, each successive period (subject to availability) of 1 month (or longer whole multiples of 1 month to and including 6 months, as selected by the Borrower and notified to the Bank by written notice) commencing on the last day of the immediately preceding Libor Interest Period;
“Person” includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;
“Potential Prior-Ranking Claims” means all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Bank’s security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this agreement;

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“RBP” and “Royal Bank Prime” each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;
“RBUSBR” and “Royal Bank US Base Rate” each means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on commercial loans made in US currency in Canada;
“Release” includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;
“Royal Bank Prime Acceptance Fee” or “RBPAF” means the annual rate announced by the Bank from time to time as a reference rate then in effect for determining fees on BAs;
“US” means United States of America.

Schedule “B” to the agreement dated April 11, 2007, between Lululemon Athletica, Inc., as Borrower, and Royal Bank of Canada, as the Bank.
Notice Requirements
Notice Requirements for other than Libor Loans:

Amount	Prior Notice
Under $10,000,000, Canadian or US currency	By 10:00 a.m. on the day of Borrowing

$10,000,000 up to but not including $20,000,000, Canadian or US currency	By 10:00 a.m. 1 Business Day prior to the day of Borrowing
Notice Requirements for Libor Loans:

Amount	Prior Notice
Under $10,000,000 in US currency or any Equivalent Amount in Eurocurrency and up to 1 year rollovers	by 10:00 a.m. on the Interest Determination Date

$10,000,000 up to $20,000,000 in US currency or any Equivalent Amount in Eurocurrency and up to 1 year rollovers	by 10:00 a.m. 1 Business Day prior to the Interest Determination Date

Schedule “C” to the agreement dated April 11, 2007, between Lululemon Athletica, Inc., as Borrower, and Royal Bank of Canada, as the Bank.
Borrowing Conditions
Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans will be subject to the following terms and conditions:
    BAs:
(a)	BAs shall be issued and mature on a Business Day and shall be issued in minimum face amounts of $500,000 or such larger amount as is a whole multiple of $100,000 for terms of not less than 30 and not more than 180 days;

(b)	the Bank may, in its sole discretion, refuse to accept the Borrower’s drafts or limit the amount of any BA issue at any time;

(c)	notwithstanding any other provision of this agreement, the Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

(d)	any BA issued under a term facility must have a maturity on or before the maturity date of the term facility, unless otherwise agreed by the Bank; and

(e)	prior to the issue of any BA the Borrower shall execute the Bank’s standard form of undertaking and agreement in respect of BAs. If there is any inconsistency at any time between the terms of this agreement and the terms of the Bank’s standard form of undertaking and agreement, the terms of this agreement shall govern.
    LCs or LGs:
(a)	each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;

(b)	at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such contract;

(c)	an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained; and

(d)	if there is any inconsistency at any time between the terms of this agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.
    Libor Loans:
(a)	Libor Loans shall be issued and mature on a Business Day and shall be made in minimum amounts of $1,000,000 in US currency or the Equivalent Amount in Eurocurrency as selected by the Borrower and approved by the Bank for terms of not less than 30 days and not more than 360 days;

(b)	if the Borrower fails to select and to notify the Bank of the Libor Interest Period applicable to any Libor Loan, the Borrower shall be deemed to have selected a 3 month Libor Interest Period;

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(c)	if the Bank so requests the Borrower shall enter into a Hedge Contract to hedge the principal and interest of each Libor Loan against the risk of currency and exchange rate fluctuations. “Hedge Contract” means any rate swap, rate cap, rate floor, rate collar, currency exchange transaction, forward rate agreement or other exchange, hedging or rate protection transaction, or any combination of such transactions or agreements or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

(d)	the Borrower shall indemnify and hold the Bank harmless against any loss, cost or expense (including without limitation, any loss incurred by the Bank in liquidating or redeploying deposits acquired to fund or maintain any Libor Loan) incurred by the Bank as a result of:
(i)	repayments, prepayments, conversions, rollovers or cancellations of a Libor Loan other than on the last day of the Libor Interest Period applicable to such Libor Loan, or

(ii)	failure to draw down a Libor Loan on the first day of the Libor Interest Period selected by the Borrower; and
(e)	if the Bank determines, which determination is final, conclusive and binding upon the Borrower, that:
(i)	adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan,

(ii)	the making or the continuance of a Libor Loan has become impracticable by reason of circumstances which materially and adversely affect the London Interbank Market,

(iii)	deposits in US currency (or other Eurocurrency selected) are not available to the Bank in the London Interbank Market in sufficient amounts in the ordinary course of business for the applicable Libor Interest Period to make or maintain a Libor Loan during such Libor Interest Period, or

(iv)	the cost to the Bank of making or maintaining a Libor Loan does not accurately reflect the effective cost to the Bank thereof or the costs to the Bank are increased or the income receivable by the Bank is reduced in respect of a Libor Loan, then the Bank shall promptly notify the Borrower of such determination and the Borrower shall, prior to the next Interest Determination Date, notify the Bank as to the basis of Borrowing it has selected in substitution for such Libor Loan. If the Borrower does not so notify the Bank, such Libor Loan will automatically be converted into an RBUSBR Loan on the expiry of the then current Libor Interest Period.

Schedule “D” to the agreement dated April 11, 2007, between Lululemon Athletica, Inc., as Borrower, and Royal Bank of Canada, as the Bank.
FEF Contracts Schedule
FEF Contract Definitions
“Foreign Exchange Forward Contract” or “FEF Contract” means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;
Conditions Applicable to FEF Contracts
At the Borrower’s request, the Bank may agree to enter into FEF Contracts with the Borrower from time to time. The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any FEF Contract and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into a FEF Contract. If the Bank does enter into a FEF Contract with the Borrower, it will do so subject to the following:
(a)	the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such FEF Contract as required by the Bank;

(b)	the Borrower shall, if required by the Bank, promptly enter into a Foreign Exchange and Options Master Agreement or such other agreement in form and substance satisfactory to the Bank to govern the FEF Contract(s);

(c)	in the event of demand for payment under the agreement of which this schedule forms a part, the Bank may terminate all or any FEF Contracts. If the agreement governing any FEF Contract does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank’s determination of amounts owing under any terminated FEF Contract shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any FEF Contract against the Borrower’s obligations to the Bank under the agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower’s obligations to the Bank under the agreement and secured by the Bank’s security;

(d)	the Borrower shall pay all required fees in connection with any FEF Contracts and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any FEF Contract;

(e)	any rights of the Bank herein in respect of any FEF Contract are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such FEF Contract. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such FEF Contract, the terms of such agreement shall prevail; and

(f)	in addition to any security which may be held at any time in respect of any FEF Contract, upon request by the Bank from time to time, the Borrower will deliver to the Bank such security as is acceptable to the Bank as continuing collateral security for the Borrower’s obligations to the Bank in respect of FEF Contracts.

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FEF Contracts and Treasury Transactions Schedule
Definitions
“Foreign Exchange Future Contract” or “FEF Contract” means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank.
“Treasury Transaction” means any interest rate swap transaction or commodity derivative, or any derivative or option with respect thereto, or any combination or any of the foregoing, or any other transaction related to financial risk now existing or hereafter developed.
Conditions Applicable to FEF Contracts or Treasury Transactions
At the Borrower’s request, the Bank may agree to enter into FEF Contracts and Treasury Transactions with the Borrower from time to time. The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any FEF Contract and Treasury Transactions and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into a FEF Contract or Treasury Transaction. If the Bank does enter into a FEF Contract or Treasury Transaction with the Borrower, it will do so subject to the following:
(a)	the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such FEF Contract or Treasury Transaction as required by the Bank;

(b)	the Borrower shall promptly enter into a foreign exchange netting and close out agreement or such other agreement in form and substance satisfactory to the Bank to govern the FEF Contract(s);
the Borrower shall promptly enter into a master agreement or other agreement in form and substance satisfactory to the Bank including, without limitation, any agreement used by the International Swap Dealers Association, Inc. or any foreign exchange netting and close out agreement;
(a)	in the event of demand for payment under the agreement of which this schedule forms a part, the Bank may terminate all or any FEF Contracts and all or any Treasury Transactions. If the agreement governing any FEF Contract or Treasury Transaction does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank’s determination of amounts owing under any terminated FEF Contract or Treasury Transaction shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any FEF Contract or Treasury Transaction against the Borrower’s obligations to the Bank under the agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower’s obligations to the Bank under the agreement and secured by the Bank’s security;

(b)	the Borrower shall pay all required fees in connection with any FEF Contracts or Treasury Transactions and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any FEF Contract or Treasury Transactions;

(c)	any rights of the Bank herein in respect of any FEF Contract or Treasury Transactions are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such FEF Contract or Treasury Transaction. In the event that there is any inconsistency at any time between the

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terms hereof and any agreement governing such FEF Contract, or Treasury Transaction the terms of such agreement shall prevail; and
in addition to any security which may be held at any time in respect of any FEF Contract or Treasury Transaction, upon request by the Bank from time to time, the Borrower will deliver to the Bank such security as is acceptable to the Bank as continuing collateral security for the Borrower’s obligations to the Bank in respect of FEF Contracts or Treasury Transactions.